                                                    Exhibit 99

The following is supplementary information for Household Finance Corporation regarding its accounting policy for interest rate contracts, financial instruments with off-balance sheet risk and concentrations of credit risk, and fair value of financial instruments.

INTEREST RATE CONTRACTS - The Company enters into a variety of interest rate contracts in the management of its interest rate exposure and in its trading activities. Interest rate swaps are the principal vehicle used in the management of interest rate risk, however, interest rate futures, options, caps and floors, and forward contracts also are utilized. The nature and composition of the Company's assets and liabilities and off-balance sheet items expose the Company to interest rate risk. Interest rate swaps are designated to and effective as a synthetic alteration of specific assets or liabilities (or specific groups of assets or liabilities) and off-balance sheet items. The interest rate differential to be paid or received on these contracts is accrued and included in net interest margin in the statements of income. Interest rate futures, options, caps and floors used in hedging the Company's exposure to interest rate fluctuations are designated to and effective as hedges of balance sheet items. Anticipatory hedges are designated to and effective as hedges of identified transactions which are probable to occur. Realized and unrealized gains and losses from these contracts are deferred and amortized over the life of the hedged items as adjustments to net interest margin. Interest rate contracts that are not used in the Company's trading activities are not recorded at market value. Realized and unrealized gains and losses on interest rate contracts used in the Company's trading activities are carried at market value. Changes in market value are included in other income.

8.  FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND
    CONCENTRATIONS OF CREDIT RISK

In connection with its asset/liability management program and in the normal course of business, the Company enters into various transactions involving off-balance sheet financial instruments. These instruments are used to reduce the Company's exposure to fluctuations in interest rates and foreign exchange rates, and to a lesser extent for proprietary trading purposes, or to meet the financing needs of its customers. The Company does not serve as a financial intermediary to make markets in any off-balance sheet financial instruments. These financial instruments, which include interest rate contracts, foreign exchange rate contracts, commitments to extend credit, financial guarantees and recourse obligations have varying degrees of credit risk and/or market risk.

CREDIT RISK

Credit risk is the possibility that a loss may occur because the counterparty to a transaction fails to perform according to the terms of the contract. The Company's exposure to credit loss under commitments to extend credit, financial guarantees and recourse obligations is represented by the contract amount. The Company's credit quality and collateral policies for commitments and guarantees are the same as those for receivables that are recorded on the balance sheet. The Company's exposure to credit loss related to interest rate swaps, cap and floor transactions, forward and futures contracts and options is the amount of uncollected interest or premium related to these instruments. These interest rate related instruments are generally expressed in terms of notional principal or contract amounts which are much larger than the amounts potentially at risk for nonpayment by counterparties. The Company controls the credit risk of its off-balance sheet financial instruments through established credit approvals, risk control limits and ongoing monitoring procedures. The Company has never experienced nonperformance by any counterparty.

MARKET RISK

Market risk is the possibility that a change in interest rates or foreign exchange rates will cause a financial instrument to decrease in value or become more costly to settle. The Company mitigates this risk by establishing limits for positions and other controls and by entering into counterbalancing positions.

OFF-BALANCE SHEET INTEREST RATE AND FOREIGN EXCHANGE CONTRACTS

The accompanying tables summarize the activity in off-balance sheet interest rate and foreign exchange contracts for the years ended December 31, 1993, 1992 and 1991:

                                                     YEAR ENDED DECEMBER 31, 1993
- --------------------------------------------------------------------------------------------------------------------------
                                            Notional              Matured or                              Notional    Fair
                                              Amount         New     Expired   Terminated   In-Substance    Amount   Value
In millions.                                    1992   Contracts   Contracts    Contracts  Maturities(1)      1993    1993
- --------------------------------------------------------------------------------------------------------------------------

HEDGING INSTRUMENTS - EXCHANGE TRADED
Interest rate futures contracts-purchased     $170.0   $ 5,780.5   $(2,750.0)    $(475.0)     $(2,725.5)      $0.0    $0.0
Interest rate futures contracts-written          0.0    (3,200.5)        0.0       475.0        2,725.5        0.0     0.0
Options-purchased                                0.0     2,084.7    (1,236.2)        0.0         (818.9)      29.6     0.0
Options-written                                  0.0    (2,363.5)    1,515.9         0.0          807.6      (40.0)    0.0
                                              ======   =========   =========     =======      =========      =====    ====
HEDGING INSTRUMENTS - NON EXCHANGE TRADED
Interest rate swaps                         $8,292.6    $8,453.5   $(2,756.5)    $(275.0)          $0.0  $13,714.6  $220.8
Foreign exchange rate contracts-purchased       27.5       881.0       (37.7)      (60.0)        (807.4)       3.4     0.0
Foreign exchange rate contracts-written       (108.5)     (882.4)       31.8        60.0          807.4      (91.7)    0.1
Other risk management instruments              419.9       893.9      (115.0)        0.0            0.0    1,198.8    57.7
                                            ========    ========   =========     =======          =====  =========  ======

- --------------------------------------------------------------------------------------------------
                                               Notional                    Notional           Fair
                                                 Amount            Net       Amount          Value
                                                   1992         Change         1993           1993
- --------------------------------------------------------------------------------------------------
TRADING INSTRUMENTS - EXCHANGE TRADED
Interest rate futures contracts-purchased     $ 2,449.2      $(2,117.2)   $   332.0          $45.1
Interest rate futures contracts-written        (2,847.0)       1,970.0       (877.0)         (45.8)
Options-purchased                               2,688.1        7,020.9      9,709.0            2.8
Options-written                               (10,605.6)      (5,840.5)   (16,446.1)          (2.0)
                                               ========      =========    =========          =====
TRADING INSTRUMENTS - NON EXCHANGE TRADED
Interest rate swaps                              $100.0         $  0.0       $100.0           $0.6
Interest rate forward contracts-purchased         261.0         (261.0)         0.0            0.0
Interest rate forward contracts-written          (261.0)         261.0          0.0            0.0
Other risk management instruments                 800.0         (300.0)       500.0            0.0
                                                 ======         ======       ======           ====
/TABLE

                                                     YEAR ENDED DECEMBER 31, 1992
- --------------------------------------------------------------------------------------------------------------------------
                                            Notional              Matured or                              Notional    Fair
                                              Amount         New     Expired   Terminated   In-Substance    Amount   Value
In millions.                                    1991   Contracts   Contracts    Contracts  Maturities(1)      1992    1992
- --------------------------------------------------------------------------------------------------------------------------
HEDGING INSTRUMENTS - EXCHANGE TRADED
Interest rate futures contracts-purchased       $0.0    $8,071.0   $(1,485.0)        $0.0     $(6,416.0)    $170.0    $0.0
Interest rate futures contracts-written          0.0    (7,452.0)    1,036.0          0.0       6,416.0        0.0     0.0
Options-purchased                                0.0       370.9         0.0          0.0        (370.9)       0.0     0.0
Options-written                                  0.0      (370.9)        0.0          0.0         370.9        0.0     0.0
                                                ====    ========   =========         ====     =========     ======    ====
HEDGING INSTRUMENTS - NON EXCHANGE TRADED
Interest rate swaps                         $5,089.9    $6,434.2   $(2,646.5)     $(585.0)       $  0.0   $8,292.6  $115.9
Foreign exchange rate contracts-purchased       32.2       904.4       (25.3)      (205.0)       (678.8)      27.5     0.0
Foreign exchange rate contracts-written        (75.0)     (917.8)        0.5        205.0         678.8     (108.5)    0.4
Other risk management instruments              302.5       117.4         0.0          0.0           0.0      419.9     0.9
                                            ========    ========   =========      =======        ======   ========  ======

- --------------------------------------------------------------------------------------------------
                                               Notional                    Notional           Fair

                                                 Amount            Net       Amount          Value
                                                   1991         Change         1992           1992
- --------------------------------------------------------------------------------------------------
TRADING INSTRUMENTS - EXCHANGE TRADED
Interest rate futures contracts-purchased      $4,508.5      $(2,059.3)   $ 2,449.2           $0.9
Interest rate futures contracts-written        (3,303.0)         456.0     (2,847.0)          (0.9)
Options-purchased                                 875.1        1,813.0      2,688.1            1.4
Options-written                                (5,895.2)      (4,710.4)   (10,605.6)          (5.9)
                                               ========      =========    =========           ====

TRADING INSTRUMENTS - NON EXCHANGE TRADED
Interest rate swaps                              $100.0           $0.0       $100.0         $ (0.3)
Interest rate forward contracts-purchased          21.0          240.0        261.0          232.7
Interest rate forward contracts-written             0.0         (261.0)      (261.0)        (232.9)
Other risk management instruments                 505.3          294.7        800.0            0.0
                                                 ======         ======       ======         ======
/TABLE

                                                     YEAR ENDED DECEMBER 31, 1991
- --------------------------------------------------------------------------------------------------------------------------
                                            Notional              Matured or                              Notional    Fair
                                              Amount         New     Expired   Terminated   In-Substance    Amount   Value
In millions.                                    1990   Contracts   Contracts    Contracts  Maturities(1)      1991    1991
- --------------------------------------------------------------------------------------------------------------------------
HEDGING INSTRUMENTS - EXCHANGE TRADED
Interest rate futures contracts-purchased       $0.0      $425.0        $0.0         $0.0        $(425.0)     $0.0   $0.0
Interest rate futures contracts-written          0.0      (425.0)        0.0          0.0          425.0       0.0    0.0
                                                ====      ======        ====         ====        =======      ====   ====

HEDGING INSTRUMENTS - NON EXCHANGE TRADED
Interest rate swaps                         $2,003.5    $4,057.1     $(459.1)     $(511.6)          $0.0  $5,089.9  $86.9
Foreign exchange rate contracts-purchased      358.7       731.5       (46.6)       (70.0)        (941.4)     32.2   (0.1)
Foreign exchange rate contracts-written        (65.0)     (754.5)        0.0         70.0          674.5     (75.0)   0.8
Interest rate forward contracts-purchased      100.4        39.8      (140.2)         0.0            0.0       0.0    0.0
Other risk management instruments              153.9       200.0       (51.4)         0.0            0.0     302.5   (0.7)
                                            ========    ========     =======      =======        =======  ========  =====

- --------------------------------------------------------------------------------------------------
                                               Notional                     Notional          Fair

                                                 Amount            Net       Amount          Value
                                                   1990         Change         1991           1991
- --------------------------------------------------------------------------------------------------
TRADING INSTRUMENTS - EXCHANGE TRADED
Interest rate futures contracts-purchased          $0.0       $4,508.5     $4,508.5           $7.6
Interest rate futures contracts-written             0.0       (3,303.0)    (3,303.0)          (7.3)
Options-purchased                                   0.0          875.1        875.1            3.3
Options-written                                     0.0       (5,895.2)    (5,895.2)          (6.4)
                                                   ====       ========     ========           ====

TRADING INSTRUMENTS - NON EXCHANGE TRADED
Interest rate swaps                              $475.0        $(375.0)      $100.0          $ 0.0
Interest rate forward contracts-purchased           0.0           21.0         21.0           21.8
Options-purchased                                 100.0         (100.0)         0.0            0.0
Options-written                                  (674.5)         674.5          0.0            0.0
Other risk management instruments                   0.0          505.3        505.3           (0.7)
                                                 ======        =======       ======          =====

(1)  Represent contracts terminated as the market execution technique of closing the transaction either (a) just prior to maturity to avoid delivery of the underlying instrument, or (b) at the maturity of the underlying item being hedged.
/TABLE

Interest rate swaps are contractual agreements between two counterparties for the exchange of periodic interest payments generally based on a notional principal amount and agreed-upon fixed or floating rates. The Company enters into interest rate swap transactions to either synthetically alter or hedge its exposure to interest rate risk. These transactions are specifically designated to a particular asset/liability, off-balance sheet item, or anticipated transaction of a similar characteristic. Specific assets or liabilities may consist of groups of individually small dollar homogeneous assets or liabilities. Credit and market risk exist with respect to these instruments. The following table reflects the items so hedged or altered at December 31, 1993 (in millions).

     Investment securities, held to maturity          $   125.0
     Finance and Banking receivables
          Home equity                                   1,405.3
          Other secured                                    37.0
          Bankcard                                        983.8
          Merchant participation                        1,000.0
          Other unsecured                               1,112.7
                                                      ---------
          Total receivables owned                       4,538.8

     Other receivables                                    707.0
     Senior and subordinated debt                       5,012.0
     Receivables sold to investors and
       serviced with limited recourse                   3,331.8
                                                      ---------
                                                      $13,714.6
                                                      =========

     Note: In all instances, the notional amount is less than the carrying value of the related asset/liability or off-balance sheet item.

To protect against a potential tightening of the Prime/LIBOR spread, the Company as of December 31, 1993 has $3.1 billion of basis swaps which effectively lock in appropriate funding costs. Approximately 80 percent of these contracts mature in 1994 and 1995. The remaining 20 percent mature in 1996 and 1997. These longer duration contracts lock in a fixed Prime/LIBOR spread that is higher than the historical level for a relatively wide band of interest rates. If interest rates rise beyond these bands, the locked-in spread would contract, with every one basis point increase in rates resulting in a one basis point reduction in the Prime/LIBOR spread protected.

The following table summarizes the maturities of interest rate swaps outstanding at December 31, 1993:

- -------------------------------------------------------------------------------------------------------------------------
                                                                                                        There-
All dollar amounts are stated in millions.    1994      1995      1996      1997      1998      1999     after      Total
- -------------------------------------------------------------------------------------------------------------------------
Pay a fixed rate/receive a floating rate
  Notional value                            $573.4    $182.2    $425.0    $300.0    $183.9    $225.0             $1,889.5
  Weighted average receive rate (1)          3.41%     3.83%     3.42%     3.50%     3.74%     3.31%                3.49%
  Weighted average pay rate                  7.51%     8.98%     5.75%     6.31%     6.78%     4.23%                6.60%

Pay a floating rate/receive a fixed rate
  Notional value                             775.0   1,452.2   1,467.1   1,059.9     462.2   1,321.4  $1,000.1    7,537.9
  Weighted average receive rate              6.70%     5.49%     6.24%     5.94%     5.06%      6.18%    6.56%      6.06%
  Weighted average pay rate (1)              3.49%     3.38%     3.47%     3.46%     3.43%      3.44%    3.43%      3.42%

Pay a floating rate/receive a different
floating rate
  Notional value                           2,682.0     521.9     614.7     568.6                                  4,387.2
  Weighted average receive rate (1)          3.42%     3.50%     3.61%     5.14%                                    3.68%
  Weighted average pay rate (1)              3.35%     3.37%     3.40%     3.55%                                    3.38%
                                          --------  --------  --------  --------   ------   --------  --------  ---------
Total notional value                      $4,030.4  $2,156.3  $2,506.8  $1,928.5   $646.1   $1,546.4  $1,000.1  $13,814.6
                                          ========  ========  ========  ========   ======   ========  ========  =========
Total weighted average rates on swaps:
  Receive rate                               4.05%     4.87%     5.12%     5.33%    4.69%      5.76%     6.56%      4.95%
                                             =====     =====     =====     =====    =====      =====     =====      =====
  Pay rate                                   3.97%     3.85%     3.84%     3.93%    4.38%      3.55%     3.43%      3.84%
                                             =====     =====     =====     =====    =====      =====     =====      =====
(1)  Floating rates to be paid or received by the Company are based on spot rates for the index contained in each swap
     contract, which generally are based on LIBOR.
</TABLE)
Forwards and futures are contracts for delivery at a future date in which the buyer agrees to take delivery of a specified
instrument or cash at a specified price.  The Company has both interest rate and foreign exchange rate forward contracts and interest rate futures contracts.  Foreign exchange contracts are utilized by the Company to reduce exposure in its Australian operation to fluctuations in exchange rates.  Interest rate
forward and interest rate futures contracts primarily are used in the Company's proprietary trading activities.  Interest rate forward and futures contracts also are used to mitigate basis risk which arises due to the difference in movement of market rate indices (prime and LIBOR) on which a large portion of the
Company's assets and liabilities are priced.  For futures, the
Company's exposure to credit risk is limited as these contracts are traded on organized exchanges and are settled on a daily basis with the exchanges.  In contrast, forward contracts have credit risk relating to the performance of the counterparty.
These instruments also are subject to market risk.

Options grant the purchaser the right to either purchase or sell a financial instrument at a specified price within a specified period. The Company primarily uses options, both written and purchased, for its proprietary trading activities. Gains and losses from the Company's trading activities were immaterial to the financial results of the Company. For written options, the Company is exposed to market risk but generally not credit risk.
The credit risk and market risk associated with purchased options is limited to the premium paid which is recorded on the balance sheet.

Other risk management instruments consist of caps and floors and foreign currency swaps. Caps and floors written expose the Company to market risk but not to credit risk. Credit and market risk associated with caps and floors purchased is limited to the premium paid which is recorded on the balance sheet.

Deferred gains of $9.7 and $14.2 million and deferred losses of $7.8 and $11.1 million were recorded on the balance sheet from interest rate risk management instruments at December 31, 1993 and 1992, respectively. The weighted average amortization

periods were 3.8 and 4.0 years associated with the deferred gains and 4.2 and 2.4 years associated with the deferred losses at December 31, 1993 and 1992, respectively.

Interest margin was increased by $166.7, $101.4 and $37.9 million in 1993, 1992 and 1991, respectively, through the use of off-balance sheet interest rate risk management instruments.

At December 31, 1993 the accrued interest, unamortized premium and other assets recorded for agreements which would be written off should all related counterparties fail to meet the terms of their contracts was $50.7 million.

COMMITMENTS AND GUARANTEES

The Company enters into various commitments and guarantees to meet the financing needs of its customers. However, the Company expects a substantial portion of these contracts to expire unexercised.

The Company's significant commitments and guarantees consisted of the following:

In millions.
- ---------------------------------------------------------------
At December 31                                 1993        1992
- ---------------------------------------------------------------
Bank and private-label credit cards       $20,956.6   $19,273.0
Other consumer lines of credit              1,264.8     1,371.5
Other loan commitments and guarantees         390.3       753.5

Commitments to extend credit to consumers represent the unused credit limits on bank and private-label credit cards and on other lines of credit. Commitments on bank and private-label credit cards are cancelable at any time. The Company does not require collateral to secure credit card agreements. Other consumer lines of credit include home equity lines of credit, which are secured by residential real estate, and other unsecured lines of credit. Commitments on these lines of credit generally are cancelable by the Company when a determination is made that a borrower may not be able to meet the terms of the credit agreement.

Other loan commitments include commitments to fund commercial loans and letters of credit and guarantees for the payment of principal and interest on municipal industrial development bonds.

Commercial loan commitments, primarily related to the Liquidating
Commercial Lines segment, including working capital lines and letters of credit, totaled $150.7 and $168.9 million at December
31, 1993 and 1992, respectively. These commitments are collateralized to varying extent by inventory, receivables, property and equipment and other assets of the borrowers and were entered into prior to the Company's decision to exit these product lines.

The Company has issued guarantees of $136 million at both
December 31, 1993 and 1992 for the payment of principal and interest on municipal industrial development bonds. The guarantees expire from 1994 through 1997. The Company has security interests in underlying properties for these guarantees, with an average collateral value of 101 percent of the guarantees at both December 31, 1993 and 1992. The Company also has guaranteed payment of all debt obligations issued prior to 1989, excluding deposits, of Household Financial Corporation Limited
("HFCL"), a Canadian affiliate. The amount of guaranteed debt issued by HFCL prior to 1989 and still outstanding was approximately $113 million.

OTHER FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

Certain receivables securitized and serviced with limited recourse include floating interest rate provisions whereby the underlying receivables pay a fixed (floating) rate and the pass-through rate to the investor is floating (fixed). Further, in other transactions the underlying receivables reprice based on one index while the pass-through rate reprices on another index.
The Company manages its exposure to interest rate risk on these financial instruments primarily through the use of interest rate

swaps. See Note 3, "Finance and Banking Receivables" for additional information on securitizations and sales of receivables.

CONCENTRATIONS OF CREDIT RISK

A concentration of credit risk is defined as a significant credit exposure with an individual or group engaged in similar activities or affected similarly by economic conditions.

Because the Company primarily lends to consumers, it does not have receivables from any industry group that equal or exceed 10 percent of total managed receivables at December 31, 1993 and 1992. The Company lends nationwide; the following geographic areas comprised more than 10 percent of total managed domestic receivables at December 31, 1993: California - 22 percent,
Midwest (IL, IN, IA, KS, MI, MN, MO, NE, ND, OH, SD, WI) - 23
percent, Middle Atlantic (DE, DC, MD, NJ, PA, VA, WV) - 15 percent, Northeast (CT, ME, MA, NH, NY, RI, VT) - 14 percent and
Southeast (AL, FL, GA, KY, MS, NC, SC, TN) - 13 percent.


10.  FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company has estimated the fair value of its financial instruments in accordance with Statement of Financial Accounting
Standards No. 107, "Disclosures About Fair Value of Financial
Instruments" ("FAS No. 107"). The estimates were made as of December 31, 1993 and 1992 based on relevant market information.
Financial instruments include cash, receivables, investments, liquidating commercial assets, debt, certain insurance reserves and off-balance sheet instruments. Accordingly, a number of other assets recorded on the balance sheet (such as acquired credit card relationships) and other intangible assets not recorded on the balance sheet (such as the value of consumer lending relationships for originated receivables and the franchise values of the Company's business units) are not required to be valued for purposes of this disclosure. The
Company believes there is substantial value associated with these assets based on current market conditions and historical experience.

Approximately 30 percent in 1993 and 35 percent in 1992 of the fair value of financial instruments disclosed were determined using quoted market prices. Because no actively traded market exists, however, for a significant portion of the Company's financial instruments, fair values for items lacking a quoted market price were estimated by discounting estimated future cash flows at estimated current market discount rates. Assumptions used to estimate future cash flows are consistent with management's assessments regarding ultimate collectability of assets and related interest and with estimates of product lives and repricing characteristics used in the Company's asset/liability management process. All assumptions are based on historical experience adjusted for future expectations.
Assumptions used to determine fair values for financial instruments for which no active market exists are inherently judgmental and changes in these assumptions could significantly affect fair value calculations.

The following is a summary of the carrying value and estimated fair value of the Company's financial instruments:

                                                                   1993                                     1992
                                   ------------------------------------     ------------------------------------
                                               Estimated                                Estimated
In millions.                       Carrying         Fair                    Carrying         Fair
At December 31                        Value        Value     Difference        Value        Value     Difference
- ----------------------------------------------------------------------------------------------------------------
Cash                               $     28     $     28              -     $     49     $     49              -
Investment securities                 7,082        7,318          $ 236        5,903        6,125          $ 222
Finance and banking receivables       9,338        9,605            267        8,460        8,665            205
Liquidating commercial assets         1,556        1,441           (115)       1,851        1,677           (174)
                                   --------     --------          -----     --------     --------          -----
Subtotal                             18,004       18,392            388       16,263       16,516            253
                                   --------     --------          -----     --------     --------          -----
Commercial paper, bank and other
  borrowings                         (4,322)      (4,322)             -       (4,218)      (4,218)             -
Senior and senior subordinated debt  (6,814)      (7,077)          (263)      (6,602)      (6,781)          (179)
Insurance reserves                   (5,982)      (6,352)          (370)      (5,243)      (5,443)          (200)
                                   --------     --------          -----     --------     --------          -----
Subtotal                            (17,118)     (17,751)          (633)     (16,063)     (16,442)          (379)
                                   --------     --------          -----     --------     --------          -----
Interest rate and foreign
  exchange contracts                     51          279            228           33          152            119
Commitments to extend credit
  and guarantees                          -           36             36            -           20             20
                                   --------     --------          -----     --------     --------          -----
Subtotal                                 51          315            264           33          172            139
                                   --------     --------          -----     --------     --------          -----
Total                              $    937     $    956          $  19     $    233     $    246          $  13
                                   ========     ========          =====     ========     ========          =====

The estimated fair value in excess of carrying value (the "Difference") of the Company's financial instruments was $19 million at December 31, 1993 an increase of $6 million from year-end 1992. The adoption of FAS No. 115 on December 31, 1993 reduced the Difference associated with investment securities, as available-for-sale investment securities are now carried at estimated fair value. Excluding the impact of FAS No. 115, the Difference for investment securities at December 31, 1993 would have been approximately $381 million. The excess of carrying value over estimated fair value of liquidating commercial assets declined in 1993, as discussed more fully below.

Recently adopted generally accepted accounting principles (FAS No. 115) require recognition of the difference between fair market and carrying values of certain debt and equity securities. As previously disclosed, the differential increased common shareholder's equity by $35.1 million after partially offsetting adjustments for the impact of income taxes and deferred insurance policy acquisition costs. The Company believes it is not meaningful to evaluate the difference between fair market and carrying values for assets without evaluating similar differences for all liabilities and off-balance sheet financial instruments utilized in the Company's asset/liability management process. As market interest rates change, application of this new accounting principle will result in volatility of the reported capital base that is inconsistent with economic value. The analysis presented on the previous page presents a more complete view of the differences between fair market and carrying values of both assets and liabilities. Although the disclosed pretax excess of fair value over carrying value of $19 million at December 31, 1993 covers a substantial portion of the elements of the Company's financial position, it excludes the substantial value associated with other intangible values described earlier. In addition, the disclosures presented previously exclude fair market valuation of certain insurance reserves and leases as prescribed by generally accepted accounting principles. Both the analysis of the fair value information presented previously, as well as the adjustments required by FAS No. 115, therefore have inherent limitations.

The following methods and assumptions were used to estimate the fair value of the Company's financial instruments:

Cash: The carrying value approximates fair value for this instrument due to its liquid nature.

Investment securities: Quoted market prices were used to determine fair value for investment securities.

Finance and banking receivables: The fair value of adjustable rate consumer receivables was determined to approximate existing carrying value because interest rates on these receivables adjust with changing market interest rates. The fair value of fixed rate consumer receivables was estimated by discounting future expected cash flows at interest rates approximating those offered by the Company on such products at the respective valuation dates. This approach to estimating fair value for fixed rate consumer receivables results in a disclosed fair value that is less than amounts the Company believes could be currently realizable on a sale of these receivables. These receivables are relatively insensitive to changes in overall market interest rates and therefore have additional value compared to alternative uses of funds in a low interest rate environment.

The fair value of consumer receivables included an estimate, on a present value basis, of future excess servicing cash flows associated with securitizations and sales of certain home equity, bankcard and merchant participation receivables.

Liquidating Commercial Assets: The fair value of liquidating commercial assets was determined by discounting estimated future cash flows at an estimated market interest rate. The assumptions used in the estimate were consistent with the Company's intention to manage this portfolio of assets separately from the Core Business and to dispose of the assets in the normal course of business. The estimated fair value for liquidating commercial assets was below carrying value due to increases in current market discount rates, adjusted for changes in overall market rates, from rates in effect when assets were originated. This change in discount rates impacts all assets regardless of whether any uncertainty exists over collectability of future principal and interest payments. The Company believes the relative increase in current market discount rates is due to economic conditions and market perceptions towards the types of commercial assets which the Company decided to discontinue in 1991. While these market perceptions improved slightly during 1993, they still remain unfavorable, which has resulted in illiquid and sluggish markets for these assets. Because of these current market conditions, the Company currently intends to collect or otherwise dispose of its liquidating commercial assets over several years. The decrease in the difference between estimated fair value and carrying value in 1993 compared to 1992 reflects the belief that current market conditions, while depressed, have improved and will continue to improve over the next several years. Accordingly, the Company does not believe that the differential between estimated fair and carrying values for liquidating commercial assets represents a permanent impairment of value.

Commercial paper, bank and other borrowings: The fair value of these instruments was determined to approximate existing carrying value because interest rates on these instruments adjust with changes in market interest rates due to their short-term maturity or repricing characteristics.

Senior and senior subordinated debt: Quoted market prices where available were used to determine fair value. For those instruments for which quoted market prices were not available, the estimated fair value was computed by discounting future expected cash flows at interest rates offered for similar types of debt instruments.

Insurance reserves: The fair value of insurance reserves for periodic payment annuities and guaranteed investment contracts was estimated by discounting future expected cash flows at interest rates offered by the Company on such products at December 31, 1993 and 1992. The fair value of other insurance reserves is not required to be determined in accordance with FAS
No. 107. The Company believes the fair value of such reserves approximates existing carrying value because interest rates on these instruments adjust with changes in market interest rates due to their short-term maturity or repricing characteristics.

Interest rate and foreign exchange contracts: Where practical, quoted market prices were used to determine fair value of these instruments. For non-exchange traded contracts, fair value was determined through the use of accepted and established valuation methods (including input from independent third parties) which consider the terms of the contracts and market expectations on the valuation date for forward interest rates (for interest rate contracts) or forward foreign currency exchange rates (for foreign exchange contracts). See Note 8, "Financial Instruments with Off-Balance Sheet Risk and Concentrations of Credit Risk" for a discussion of the nature of these items.

Commitments to extend credit and guarantees: These commitments were valued by considering the Company's relationship with the counterparty, the creditworthiness of the counterparty and the difference between committed and current interest rates.


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